Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Full Year and Fourth Quarter 2017 Financial Results

Full Year 2017 Net Income of $929 million, $2.04 EPS, $2.39 Adjusted EPS1

Fourth Quarter Net Income of $181 million, $0.41 EPS, $0.70 Adjusted EPS1

Full Year Results

PRE-TAX INCOME	RETURN ON EQUITY	CORE ROTCE[1]
$1.5 billion	6.9%	9.8%

Fourth Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$410 million	5.3%	$30.87/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$429 million	10.8%	$28.07/share

FULL YEAR 2017 HIGHLIGHTS

•  Net financing revenue of $4.2 billion in 2017, including $71 million of Original Issue Discount (OID) expense

•  EPS: $2.04; Adj. EPS[1] up 11% YoY to $2.39

•  Net interest margin (NIM) of 2.71%, up 8 bps YoY; Ex. OID, NIM of 2.76%, up 9 bps YoY

•  Executed $753 million of share repurchases and paid $0.40 per share of common dividends

•  Consolidated net charge-offs of 0.85%

•  Retail auto net charge-offs of 1.48%

•  Efficiency Ratio: 53.9%; Adj. Efficiency Ratio[1]: 45.8%

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In 2017, we successfully continued down our strategic and financial path to becoming the leading digital financial services company and delivering strong earnings growth.”

“Operationally, we navigated shifting dynamics within the auto industry with a strong focus on credit discipline and delivering improving risk-adjusted margins. We made progress expanding our consumer and commercial product offerings across mortgage, wealth management and corporate finance and look to build scale in the coming years. Ally Bank had a record year, increasing retail deposits by $11.3 billion while adding nearly 200 thousand customers.”

“We completed our regulatory normalization process upon receiving approval to book all eligible assets at Ally Bank, in addition to the removal of a 15% Tier 1 leverage requirement at Ally Bank. This was a significant accomplishment that allows us to optimize our capital and funding structure, and take full advantage of our growing deposit base.”

“Financially, we posted the highest revenue and Adj. EPS[1] since becoming a public company and we have strong tailwinds heading into 2018. Looking forward, we expect to see earnings growth accelerate as our auto finance business transition is largely complete and we see favorability from tax reform. Overall, the foundation we’ve established is solid, the business is aligned with secular trends towards digital financial services, and we remain very well positioned to drive shareholder value in the future.”

DEPOSITS	• Record deposit growth with total deposits up $14.2 billion YoY • Retail deposits of $77.9 billion, up $11.3 billion or 17% YoY • Customer base up 16% YoY to 1.4 million customers

AUTO FINANCE

•  Q4 pre-tax income of $285 million

•  Consumer auto originations of $34.7 billion in 2017, including $9.1 billion in Q4

•  Estimated retail auto originated yield[1] of 6.24% in 2017, up from 5.82% in 2016

INSURANCE	• Q4 pre-tax income of $80 million, up $11 million YoY • Written premiums increased 12% YoY to $265 million

CORPORATE FINANCE	• Q4 pre-tax income of $32 million, up $1 million YoY • HFI portfolio up 23% YoY to $3.9 billion

MORTGAGE FINANCE	• Q4 pre-tax income of $2 million, down $13 million YoY, largely due to an allowance release in Q4 2016 • HFI assets increased $3.4 billion YoY to $11.7 billion

Notable Items

•  Increased net financing revenue 8% YoY, or $314 million, driven by higher retail and commercial auto loan yields

•  Incurred $119 million charge to net income in 4Q 17, or $0.27 per share, due primarily to a tax reform driven revaluation of Ally’s net deferred tax asset (DTA)

•  Excluding impact of tax reform, effective tax rate in 4Q 17 of 27.4% largely due to valuation allowance release on foreign tax credits and capital loss carryforwards

•  Returned approximately $937 million of capital to common shareholders via share repurchases and dividends in 2017

○  Repurchased $753 million, or 7.3% of total shares outstanding, and paid dividends of $0.40 per share

○  Received board approval for $0.13 per share 1Q 18 dividend

•  Increased common shareholder distributions by ~16% in CCAR 2017 capital plan

[1]	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Adjusted Efficiency Ratio, and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Results

Full Year 2017

Net income attributable to common shareholders was $929 million, compared to $1,037 million in the prior year. Results were impacted by a $119 million charge to net income largely due to a revaluation of Ally’s net DTA in 4Q 2017 as well as a $98 million tax benefit in 2Q 2016 from a tax reserve release. Further, increased net financing revenue was offset by higher noninterest expense and provision for loan losses, as Ally invested in establishing new businesses and growing existing businesses while shifting to originate a more profitable auto loan portfolio mix, which has now largely normalized.

Net financing revenue, including $71 million of OID expense, improved to $4.2 billion, up $314 million from the prior year, driven by the expansion of retail loan and commercial margins, higher asset balances and strong deposit growth more than offsetting a decline in net lease revenue. Other revenue was $1.5 billion for 2017, up $14 million over the prior year.

Provision for loan losses increased $231 million over 2016, due to the deliberate shift to originate a more profitable full credit spectrum portfolio mix as well as higher loan balances and additional reserves associated with the hurricanes experienced in the third quarter of 2017.

Full year NIM was 2.71%, including OID of 5 basis points, up 8 basis points year-over-year. Excluding OID, NIM was 2.76%, improving 9 basis points year-over-year, driven by higher retail and commercial auto margins.

Auto originations totaled $34.7 billion in 2017, down from $36.0 billion in 2016, given the continued focus on portfolio optimization and risk-adjusted returns.

Fourth Quarter

Net income decreased $67 million versus the prior year quarter to $181 million primarily due to a revaluation of Ally’s net DTA associated with tax reform. Pre-tax income was $30 million higher year-over-year due to higher net financing revenue, partially offset by higher provision for loan losses and higher noninterest expense.

Other revenue decreased $13 million year-over-year, as higher insurance revenue earned was offset by lower investment gains.

Provision for loan losses increased $27 million to $294 million, compared to the prior year quarter, driven by higher retail auto charge-offs as well as a reserve release in Mortgage Finance in the prior year quarter.

Noninterest expense was up $48 million year-over-year due primarily to expenses related to new product expansion.

Full Year 2017 and Fourth Quarter Financial Results

						Increase/(Decrease) vs.

$ millions except per share data	FY 2017	FY 2016	4Q 17	3Q 17	4Q 16	FY 2016	3Q 17	4Q 16

Net Financing Revenue (excluding Core OID)[1]	$4,292	$3,964	$1,113	$1,099	$991	$328	$14	$121

Core OID	(71)	(57)	(19)	(18)	(15)	(14)	(1)	(3)

Net Financing Revenue (as reported)	4,221	3,907	1,094	1,081	976	314	13	118

Other Revenue	1,544	1,530	379	381	392	14	(2)	(13)

Provision for Loan Losses	1,148	917	294	314	267	231	(20)	27

Noninterest Expense	3,110	2,939	769	753	721	171	16	48

Pre-tax Income from Continuing Operations	$1,507	$1,581	$410	$395	$380	$(74)	$15	$30

Income Tax Expense	581	470	231	115	134	111	116	97

Income (Loss) from Discontinued Operations, Net of Tax	3	(44)	2	2	2	47	-	-

Net Income	$929	$1,067	$181	$282	$248	$(138)	$(101)	$(67)

Preferred Dividends	-	30	-	-	-	(30)	-	-

Net Income Attributable to Common Shareholders	$929	$1,037	$181	$282	$248	$(108)	$(101)	$(67)

	FY 2017	FY 2016	4Q 17	3Q 17	4Q 16	FY 2016	3Q 17	4Q 16

GAAP EPS (diluted)	$2.04	$2.15	$0.41	$0.63	$0.52	$(0.11)	$(0.22)	$(0.12)

Discontinued Operations, Net of Tax	(0.01)	0.09	(0.00)	(0.00)	(0.00)	(0.10)	(0.00)	(0.00)

Core OID, Net of Tax	0.10	0.08	0.03	0.03	0.02	0.02	0.00	0.01

Significant Discrete Tax Item4 / Repositioning[2]	0.26	(0.16)	0.27	-	-	0.42	0.27	0.27

Adjusted EPS[3]	$2.39	$2.16	$0.70	$0.65	$0.54	$0.23	$0.05	$0.16

Return on Equity	6.9%	8.0%	5.3%	8.3%	7.4%

Core ROTCE[3]	9.8%	10.0%	10.8%	10.3%	9.4%

Effective Tax Rate[4]	38.6%	29.7%	56.3%	29.1%	35.3%

(1)	Represents a non-GAAP financial measure. Excludes Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)	Significant discrete tax items do not relate to the operating performance of the core businesses. FY 2016 effective tax rate was impacted primarily by a $98 million tax benefit in 2Q 16 from a tax reserve release related to a prior year federal tax return. FY 2017 effective tax rate was impacted primarily by a $119 million revaluation of federal deferred tax assets and liabilities and related valuation allowance recorded in 4Q 17.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.
($ millions)	FY 2017	FY 2016	4Q 17	3Q 17	4Q 16	FY 2016	3Q 17	4Q 16

Automotive Finance	$1,220	$1,380	$285	$300	$298	$(160)	$(15)	$(13)

Insurance	168	157	80	69	69	11	11	11

Dealer Financial Services	$1,388	$1,537	$365	$369	$367	$(149)	$(4)	$(2)

Mortgage Finance	20	34	2	2	15	(14)	-	(13)

Corporate Finance	114	71	32	22	31	43	10	1

Corporate and Other	(15)	(61)	11	2	(33)	46	9	44

Pre-Tax Income from Continuing Operations	$1,507	$1,581	$410	$395	$380	$(74)	$15	$30

Core OID[1]	71	59	19	18	15	12	1	3

Repositioning Items[1,2]	-	11	-	-	-	(11)	-	-

Core Pre-tax Income[2]	$1,578	$1,651	$429	$413	$395	$(73)	$16	$33

(1)	Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and Core OID. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter decreased to $285 million compared to $298 million in the prior year period, as higher net financing revenue was offset by higher provision for loan losses and higher noninterest expense. Quarter-over-quarter results were impacted by lower lease revenue, driven by lower lease assets, lower gains on asset sales, and higher noninterest expense, partially offset by lower provision for loan losses given the hurricane-specific additional reserves in 3Q 2017.

Net financing revenue was $32 million higher versus the prior year quarter as higher retail and commercial revenue, driven largely by the expansion of retail and commercial asset yields, and higher retail assets, more than offset lower lease revenue associated with a declining lease portfolio. The net lease yield in the quarter was 6.29%, up 54 bps year-over-year but down 61 bps quarter-over-quarter.

Provision for loan losses was $288 million for the quarter, up $13 million year-over-year, as the result of the company’s shift to a full credit spectrum retail auto finance portfolio mix that has now largely normalized, as well as growth of the retail auto loan portfolio. Provision for loan losses was lower quarter over-quarter given the hurricane-specific additional reserves in 3Q 2017.

Full year 2017 pre-tax income decreased $160 million to $1.2 billion with higher retail and commercial auto revenue more than offset by lower lease revenue, higher provision for loan losses and higher noninterest expense to support the growing retail portfolio. Estimated retail auto originated yieldA increased from 5.82% in 2016 to 6.24% in 2017.

Consumer originations were $9.1 billion in the fourth quarter, up $0.8 billion versus the prior year period, with used volume of $3.8 billion, or 42% of total originations. Consumer originations totaled $34.7 billion in 2017, with used volume of $15.7 billion, or 45% of total 2017 originations, and $14.7 billion of new retail loans and $4.2 billion of leases.

Automotive earning assets were down $2.2 billion year-over-year to $113.9 billion. Consumer earning assets were down $0.4 billion year-over-year to $76.8 billion as growth in the retail auto portfolio, which increased $2.3 billion, was slightly outpaced by declines in operating lease assets. Commercial earning assets declined $1.8 billion year-over-year to $37.1 billion, primarily due to lower dealer inventory levels.

Insurance

Pre-tax income was $80 million in the quarter, up $11 million from a year ago, driven by higher revenue earned, lower weather losses and higher investment income. Weather losses in the quarter were down $4 million year-over-year to $6 million, benefiting from the reinsurance policy established in April 2017.

Written premiums for the quarter increased $28 million year-over-year to $265 million, due to growth in F&I products and vehicle inventory insurance written premiums. Total investment income was $36 million, up $4 million from the prior year period.

Full year 2017 pre-tax income was $168 million, up from $157 million in 2016 as higher revenue earned and lower weather losses more than offset lower investment income.

A Estimated retail auto originated yield is a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Mortgage Finance

Pre-tax income was $2 million in the quarter, compared to $15 million in the prior year period as higher net financing revenue was offset by higher noninterest expense and provision for loan losses. Net financing revenue was $34 million for the quarter, up $8 million year-over-year, with total assets up $3.4 billion in the past year, largely driven by bulk mortgage purchase activity.

Noninterest expense for the quarter increased $12 million versus the prior year quarter due to expenses to support Ally’s direct-to-consumer mortgage business as well as continued asset growth. Provision expense increased $10 million versus the prior year quarter due to asset growth, as well as a reserve release in 4Q 2016.

Full year 2017 pre-tax income was $20 million, down $14 million from 2016, as improved net financing revenue was offset by higher provision for loan losses and higher noninterest expense driven by the continued expansion of the mortgage business.

Corporate Finance

Pre-tax income was $32 million in the quarter, compared to $31 million in the prior year period, as increased net financing revenue was largely offset by higher provision expense and higher noninterest expense, both of which were primarily related to asset growth.

Net financing revenue was $46 million in the quarter, up $12 million year-over-year, driven by continued strong loan growth and expansion into new lending verticals. Total loans increased $0.8 billion year-over-year from $3.2 billion to $4.0 billion.

Total other revenue in the quarter was flat year-over-year at $12 million and up $7 million quarter-over-quarter due to higher equity investment income.

Full year 2017 pre-tax income was $114 million, up $43 million compared to $71 million of pre-tax income in 2016.

Liquidity, Capital & Deposits

Capital

Approximately $937 million of capital was returned to common shareholders in 2017. Ally repurchased $753 million of common stock, or approximately 34.1 million shares, during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Since initiating share repurchases in July 2016, Ally has repurchased 51.2 million shares and its outstanding share count has declined by 9.7%.

During 2017, Ally paid four quarterly common dividends totaling $0.40 per share and increased the dividend per share from $0.08 in the second quarter of 2017 to $0.12 in the third quarter of 2017. Ally’s Board of Directors approved a $0.13 per share dividend for the first quarter of 2018, reflecting a $0.01 increase per share relative to the prior quarter dividend.

Total equity was $13.5 billion at quarter-end, up from $13.3 billion a year ago, and down from $13.6 billion in the prior quarter.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioB declined to 9.5% from 9.6% in the prior quarter due to growth in risk-weighted assets as well as the tax reform driven revaluation of Ally’s net DTA.

Liquidity & Funding

Consolidated cash and cash equivalents of $4.3 billion at quarter-end were down from $4.4 billion at the end of the third quarter. Total available liquidity was $18.1 billion at quarter-end.

U.S. auto securitizations totaled $1.4 billion in the quarter. For the year, the company had $7.3 billion in domestic term auto securitization activity and renewed $5.2 billion of secured credit facilities.

Approximately 82% of Ally’s total assets were funded at Ally Bank at year-end.

Deposits represented approximately 62% of Ally’s funding portfolio at year-end, excluding Core OID balance, improving from 54% a year ago.

Deposits

Total deposits at Ally Bank grew to $93.3 billion at year-end. Retail deposits increased to $77.9 billion at year-end, up $3.0 billion for the quarter and up a record $11.3 billion year-over-year, with growth predominately driven by CD products.

The average retail deposit rate was 1.30% for the quarter, up 20 bps year-over-year, and up 7 bps quarter-over-quarter.

Deposit customer base grew 16% year-over-year, totaling 1.4 million customers at year-end, while adding nearly 200 thousand customers in 2017. Millennials continue to comprise the largest generation segment of new customers at 53% as of quarter-end.

B Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. This measure is used by management and we believe is useful to investors in assessing the company’s capital. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.5%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and Core OID. See Reconciliation to GAAP on page 8 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Common Equity Tier 1 (CET1) Capital Fully Phased-In: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio on page 7.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for tax-effected Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

GAAP Net Income Attributable to Common Shareholders		$929	$1,037	$(1,282)	$181	$282	$248

Discontinued Operations, Net of Tax		(3)	44	(392)	(2)	(2)	(2)

Core OID		71	59	59	19	18	15

Repositioning Items		-	11	349	-	-	-

Core OID & Repo. Items Tax (35% starting 1Q16, 34% prior)		(25)	(24)	(139)	(7)	(6)	(5)

Significant Discrete Tax Items		119	(84)	-	119	-	-

Series G Actions		-	-	2,350	-	-	-

Series A Actions		-	1	22	-	-	-

Core Net Income Attributable to Common Shareholders	[a]	$1,091	$1,043	$967	$310	$292	$256

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	455,350	482,182	483,934	444,985	451,078	474,505

Adjusted EPS	[a] ÷ [b]	$2.39	$2.16	$2.00	$0.70	$0.65	$0.54

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

GAAP Net Income Attributable to Common Shareholders		$929	$1,037	$(1,282)	$181	$282	$248

Discontinued Operations, Net of Tax		(3)	44	(392)	(2)	(2)	(2)

Core OID		71	59	59	19	18	15

Repositioning Items		-	11	349	-	-	-

Core OID & Repo. Tax (35% starting 1Q16, 34% prior)		(25)	(24)	(139)	(7)	(6)	(5)

Significant Discrete Tax Items & Other		119	(84)	22	119	-	-

Series G Actions		-	-	2,350	-	-	-

Series A Actions		-	1	22	-	-	-

Core Net Income Attributable to Common Shareholders	[a]	$1,091	$1,043	$990	$310	$292	$256

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.4	$13.4	$14.4	$13.5	$13.5	$13.5

Preferred Equity		-	(0.3)	(1.0)	-	-	-

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.3)	(0.2)	(0.0)	(0.3)	(0.3)	(0.3)

Tangible Common Equity		$13.1	$12.9	$13.4	$13.2	$13.2	$13.2

Core OID balance		(1.2)	(1.3)	(1.3)	(1.2)	(1.2)	(1.3)

Net Deferred Tax Asset (DTA)		(0.7)	(1.2)	(1.6)	(0.6)	(0.7)	(1.0)

Normalized Common Equity	[b]	$11.2	$10.4	$10.5	$11.5	$11.3	$10.9

Core Return on Tangible Common Equity	[a] ÷ [b]	9.8%	10.0%	9.4%	10.8%	10.3%	9.4%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

GAAP Shareholder’s Equity		$13.5	$13.3	$13.4	$13.5	$13.6	$13.3

Preferred Equity		-	-	(0.7)	-	-	-

GAAP Common Shareholder’s Equity		$13.5	$13.3	$12.7	$13.5	$13.6	$13.3

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.3)	(0.3)	(0.0)	(0.3)	(0.3)	(0.3)

Tangible Common Equity		13.2	13.0	12.7	13.2	13.3	13.0

Tax-effected Core OID balance (21% starting 4Q17, 35% starting 1Q16; 34% prior)		(0.9)	(0.8)	(0.9)	(0.9)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$12.3	$12.2	$11.9	$12.3	$12.5	$12.2

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	437,054	467,000	481,980	437,054	443,796	467,000

Metric

GAAP Shareholder’s Equity per Share		$30.9	$28.5	$27.9	$30.9	$30.6	$28.5

Preferred Equity per Share		-	-	(1.4)	-	-	-

GAAP Common Shareholder’s Equity per Share		$30.9	$28.5	$26.4	$30.9	$30.6	$28.5

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(0.7)	(0.6)	(0.1)	(0.7)	(0.6)	(0.6)

Tangible Common Equity per Share		$30.2	$27.9	$26.4	$30.2	$29.9	$27.9

Tax-effected Core OID balance per Share (21% starting 4Q17, 35% starting 1Q16; 34% prior)		(2.1)	(1.7)	(1.8)	(2.1)	(1.8)	(1.7)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$28.1	$26.2	$24.6	$28.1	$28.2	$26.2

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		FY 2017	FY 2016	4Q 17	3Q 17	4Q 16

Common Equity Tier 1 Capital (Transition)		$13.2	$13.0	$13.2	$13.2	$13.0

DTAs Arising from NOL and Tax Credit Carryforwards Phased-in During Transition		(0.1)	(0.3)	(0.1)	(0.1)	(0.3)

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

Common Equity Tier 1 Capital (Fully Phased-in)	[a]	$13.2	$12.7	$13.2	$13.1	$12.7

Denominator

Risk-weighted Assets (Transition)		$138.9	$138.5	$138.9	$135.6	$138.5
DTAs Arising from Temporary Differences that Could Not Be Realized through NOL, Net of VA and Net of DTLs Phased-in During Transition		0.3	0.5	0.3	0.4	0.5

Intangibles Phased-in During Transition		(0.0)	(0.0)	(0.0)	(0.0)	(0.0)

Risk-weighted Assets (Fully Phased-in)	[b]	$139.2	$139.0	$139.2	$136.0	$139.0

Metric

Common Equity Tier 1 (Transition)		9.5%	9.4%	9.5%	9.7%	9.4%

Common Equity Tier 1 (Fully Phased-in)	[a] ÷ [b]	9.5%	9.1%	9.5%	9.6%	9.1%

Original Issue Discount Amortization Expense ($ millions)	FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

Core OID Amortization Expense (excludes accelerated OID)	$71	$57	$45	$19	$18	$15

Other Original Issue Discount Expense	20	21	16	5	5	6

GAAP Original Issue Discount Amortization Expense	$90	$78	$61	$24	$23	$21

Outstanding Original Issue Discount Balance ($ millions)	FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

Outstanding Core OID Balance	$(1,178)	$(1,249)	$(1,304)	$(1,178)	$(1,197)	$(1,249)

Other Outstanding Original Issue Discount Balance	(57)	(77)	(87)	(57)	(62)	(77)

GAAP Outstanding Original Issue Discount Balance	$(1,235)	$(1,326)	$(1,391)	$(1,235)	$(1,259)	$(1,326)

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2017	FY 2016	FY 2015	4Q 17	3Q 17	4Q 16

Total Noninterest Expense		$3,110	$2,939	$2,761	$769	$753	$721

Rep and Warrant Expense		(0)	(6)	(13)	(0)	(0)	(0)

Insurance Expense		950	940	879	213	218	207

Repositioning Items		-	9	7	-	-	-

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$2,160	$1,997	$1,888	$556	$535	$514

Denominator ($ millions)

Total Net Revenue		$5,765	$5,437	$4,861	$1,473	$1,462	$1,368

Core OID		71	59	59	19	18	15

Repositioning Items		-	3	342	-	-	-

Insurance Revenue		1,118	1,097	1,090	293	287	276

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$4,718	$4,401	$4,172	$1,199	$1,193	$1,107

Adjusted Efficiency Ratio	[a] ÷ [b]	45.8%	45.4%	45.3%	46.4%	44.9%	46.4%

Additional Financial Information

For additional financial information, the fourth quarter 2017 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company with assets of $167.1 billion as of December 31, 2017. As a client-centric company with passionate customer service and innovative financial solutions, Ally is relentlessly focused on “Doing it Right” and being a trusted financial partner for its consumer, commercial, and corporate customers. Ally’s award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage-lending services and a variety of deposit and other banking products, including CDs, online savings, money market and checking accounts, and IRA products. Ally also promotes the Ally CashBack Credit Card. Additionally, Ally offers securities brokerage and investment advisory services through Ally Invest. Ally remains one of the largest full-service auto finance operations in the country with a complementary auto-focused insurance business, which together serve more than 18,000 dealer customers and millions of auto consumers. Ally’s robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about targets and expectations for various financial and operating metrics. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Our use of the term “loans” describes all of the products associated with our direct and indirect lending activities. The specific products include loans, retail installment sales contracts, lines of credit, leases, and other financing products. The term “lend” or “originate” refers to our direct origination of loans or our purchase or acquisition of loans.

Contacts:
Michael Brown	Sari Jensen
Ally Investor Relations	Ally Communications (Media)
704-444-5225	646-781-2539
michael.t.brown@ally.com	sari.jensen@ally.com